Supplement to
Prospectus Supplement dated June 29, 2007
(to Prospectus dated June 27, 2007)

$452,038,726
(Approximate)

IndyMac MBS, Inc.
Depositor

[IndyMac Bank, F.S.B. LOGO]
Sponsor, Seller and Servicer

Residential Asset Securitization Trust 2007-A8
Issuing Entity

Mortgage Pass-Through Certificates, Series 2007-H

This Supplement amends the prospectus supplement dated June 29, 2007 (the “Prospectus Supplement”) that has been issued with respect to the Residential Asset Securitization Trust 2007-A8, Mortgage Pass-Through Certificates, Series 2007-H (the “Certificates”), as described below.

• The dates in the column titled “Interest Accrual Period” for the Class 2-A-3 and 2-A-4 Certificates in the first table under “Summary—Description of the Certificates” on page S-10 of the Prospectus Supplement are hereby deleted and replaced by the following dates: “25th to 24th”

• The footnote (5) to the second table under “Summary—Description of the Certificates” on page S-10 of the Prospectus Supplement is hereby deleted in its entirety and replaced as follows:

“(5) The interest accrual period for any distribution date will be the one month period commencing on the 25th day of the month before the month that distribution date occurs to and including the 24th day of the month in which the distribution date occurs.”

• The table under the heading “Sensitivity of the Class 2-A-4 Certificates to Prepayments and LIBOR (Pre Tax Yields to Maturity)” on page S-109 of the Prospectus Supplement, is hereby deleted in its entirety and replaced by the following table:

	Percentage of the Prepayment Assumption
LIBOR	0%	50%	100%	150%	200%
2.32%	126.11%	112.72%	98.47%	83.11%	66.21%
3.32%	93.61%	80.85%	67.16%	52.16%	35.26%
4.32%	62.97%	50.78%	37.54%	22.56%	4.86%
5.32%	34.05%	22.45%	9.57%	(6.06)%	(26.83)%
6.70% and above	*	*	*	*	*

* Less than (99.99)%

Bear, Stearns & Co. Inc.	Deutsche Bank Securities
July 12, 2007